  Exhibit 99.1

CORMEDIX INC. ANNOUNCES HIGHLY STATISTICALLY SIGNIFICANT TOPLINE RESULTS FOR NEUTROLIN® FROM THE INTERIM ANALYSIS OF THE PHASE 3 LOCK-IT-100 STUDY
Conference Call today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – January 17, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the topline results of the interim analysis of the Company’s Phase 3 LOCK-IT-100 study for Neutrolin® as a catheter lock solution in hemodialysis patients. As previously announced, the study was terminated at the recommendation of the independent Data Safety Monitoring Board (DSMB) after the interim analysis was completed in July 2018, because efficacy had been demonstrated and the pre-specified level of statistical significance had been achieved. The DSMB reported that there were no safety concerns.

In the Neutrolin arm, there was a 72% reduction in the risk of occurrence of catheter-related blood stream infections (CRBSI), which was the primary endpoint of the study, compared with the active control of heparin. The interim analysis was conducted, as pre-specified, when the results of the first 28 cases of CRBSIs were available. The interim analysis of these cases showed that the 72% reduction of CRBSI by Neutrolin was well in excess of the study’s assumed treatment effect size of a 55% reduction. The impressive treatment effect of Neutrolin was highly statistically significant (p=0.0034). The DSMB also reviewed the available safety data and identified no concerns. CorMedix remained blinded to the results of the interim analysis until after the database was recenty locked at study completion.

“This is tremendous news for the individuals who use central venous catheters for their dialysis treatments,” said Khoso Baluch, Chief Executive Officer. “Catheter-related bloodstream infections in subjects receiving hemodialysis therapy as a treatment for end stage renal disease is a potentially deadly risk, and these results from LOCK-IT-100 demonstrate that Neutrolin has the potential to meaningfully save lives and lower overall healthcare costs. CorMedix is grateful to the study subjects and investigators who participated in LOCK-IT-100.”

Conference Call Information:

CorMedix CEO, Khoso Baluch will host a conference call and webcast today, January 17, 2019, at 4:30 PM Eastern Time, to discuss the topline results of the Company’s Phase 3 LOCK-IT-100 study. Call details and dial-in information are as follows:

Thursday, January 17 at 4:30pm Eastern Time

Domestic:	877-407-9124
International:	201-689-8584
Conference ID	13686731
Webcast	https://www.investornetwork.com/event/presentation/42196

Replays, available through February 17, 2019:
Domestic:	877-481-4010
International:	919-882-2331
Replay Passcode:	42196

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746